SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                     PURSUANT TO 13d-2(b) (Amendment No. )*

                            Design Within Reach, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    250557105
                                 (CUSIP Number)

                                  April 4, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 20 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 250557105                 13G                    Page 2 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                        Granite Capital, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      327,700
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      327,700
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      327,700
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      2.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                 13G                    Page 3 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Granite Capital II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      22,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      22,500
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      22,500
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                 13G                    Page 4 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                     Granite Capital Opportunity Fund L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      62,039
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      62,039
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      62,039
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                 13G                    Page 5 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                    GRANITE CAPITAL OPPORTUNITY FUND II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      95,791
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      95,791
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      95,791
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.7%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                 13G                    Page 6 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        GRANUM VALUE FUND
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      122,323
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      122,323
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      122,323
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IV
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                 13G                    Page 7 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        GRANITE CAPITAL, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      514,030
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      514,030
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      514,030
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      3.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IA,OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                 13G                    Page 8 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        GRANUM CAPITAL MANAGEMENT, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      122,323
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      122,323
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      122,323
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IA,OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                 13G                    Page 9 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        GRANITE CAPITAL MANAGEMENT L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      122,844
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      122,844
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      122,844
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                    13G                 Page 10 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                              Laurence Zuriff
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      280,674
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      280,674
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      280,674
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      2.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                    13G                 Page 11 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           Lewis M. Eisenberg
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      759,197
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      759,197
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      759,197
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      5.6%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                 13G                   Page 12 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Walter F. Harrison, III
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      759,197
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      759,197
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      759,197
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      5.6%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 250557105                13G                    Page 13 of 20 Pages



Item 1(a).     Name of Issuer:

     The name of the issuer is Design Within Reach, Inc. (the "Company")

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 225 Bush Street, 20th Floor, San Francisco, California 94104

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Granite Capital, L.P., a Delaware limited partnership ("Granite"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;

         (ii) Granite Capital II, L.P., a Delaware limited partnership ("Granite II"), with respect to the shares of Common Stock directly owned by it;

        (iii) Granite Capital Opportunity Fund, L.P., a Delaware limited Partnership ("Granite Opportunity") with respect to the shares of Common Stock directly owned by it;

         (iv) Granite Capital Opportunity Fund II, L.P., a Delaware limited partnership ("Granite Opportunity II"), with respect to the shares of Common Stock directly owned by it;

          (v) Granum Value Fund, a publicly registered mutual fund organized as a trust under the laws of the state of Delaware ("Granum Value"), with respect to the shares of Common Stock directly owned by it;

         (vi) Granite Capital, L.L.C., a Delaware limited liability company ("Granite L.L.C."), which serves as the general partner of Granite, Granite II, Granite Opportunity, and Granite Opportunity II and as investment manager to Granite Capital Overseas Hedged Equity Fund Limited, a Cayman Islands exempted company ("Granite Hedged Equity"), with respect to the shares of Common Stock directly owned by each of Granite, Granite II, Granite Opportunity, Granite Opportunity II and Granite Hedged Equity;

CUSIP No. 250557105                 13G                   Page 14 of 20 Pages


        (vii) Granum Capital Management, L.L.C., a Delaware limited liability company ("Granum Management") which serves as investment adviser to Granum Value, with respect to the shares of Common Stock directly owned by Granum Value;

       (viii)Granite Capital Management L.P., a Delaware limited partnership ("Granite Capital Management") which serves as investment manager to Granite Capital Opportunity MAC 60 Ltd ("Granite MAC"), and Granite Capital Opportunity Fund Limited, a Cayman Islands exempted company ("Granite Opportunity Offshore"), with respect to shares of Common Stock directly owned by each of Granite MAC and Granite Opportunity Offshore;

        (ix) Laurence Zuriff, a United States citizen ("Mr. Zuriff"), who serves as portfolio manager of each of Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore and Granite MAC with respect to the shares of Common Stock directly owned by each of Granite Opportunity, Granite Opportunity II, Granite MAC and Granite Opportunity Offshore;

         (x) Lewis M. Eisenberg, a United States citizen ("Mr. Eisenberg"), who serves as a managing member of Granite L.L.C., as a managing member of Granum Management and controls Granite Capital Management with respect to the shares of Common Stock directly owned by each of Granite, Granite II, Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore, Granite Hedged Equity, Granum Value and Granite MAC; and

        (xi) Walter F. Harrison, III, a United States citizen ("Mr. Harrison"), who serves as a managing member of Granite L.L.C., as a managing member of Granum Management and controls Granite Capital Management with respect to the shares of Common Stock directly owned by each of Granite, Granite II, Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore, Granite Hedged Equity, Granum Value and Granite MAC.


         The foregoing persons are hereinafter collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 126 East 56th Street, 25th Floor, New York, New York 10022.

Item 2(c).     Citizenship:

     Messrs. Eisenberg, Harrison and Zuriff are citizens of the United States. Each of the other Reporting Persons is organized under the laws of the state of Delaware.

CUSIP No. 250557105                 13G                   Page 15 of 20 Pages


Item 2(d).     Title of Class of Securities:

     Common Stock, $0.001 par value (the "Common Stock").

Item 2(e).  CUSIP Number: 250557105

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1
                  (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          Not applicable.

Item 4.   Ownership.

     The percentages used in this Item 4 are calculated based upon 13,581,128 shares of Common Stock issued and outstanding as of March 9, 2005 as reported in the Company's Form S-1/A on March 9, 2005.

      A. Granite Capital, L.P.
           (a) Amount beneficially owned: 327,700
           (b) Percent of class: 2.4%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 327,700
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 327,700

CUSIP No. 250557105                 13G                   Page 16 of 20 Pages


      B. Granite Capital II, L.P.
           (a) Amount beneficially owned: 22,500
           (b) Percent of class: 0.2%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 22,500
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 22,500

      C. Granite Capital Opportunity Fund, L.P.
           (a) Amount beneficially owned: 62,039
           (b) Percent of class: 0.5%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 62,039
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 62,039

      D. Granite Capital Opportunity Fund II, L.P.
           (a) Amount beneficially owned: 95,791
           (b) Percent of class: 0.7%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 95,791
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 95,791

      E. Granum Value Fund
           (a) Amount beneficially owned: 122,323
           (b) Percent of class: 0.9%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 122,323
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 122,323

      F. Granite Capital, L.L.C.
           (a) Amount beneficially owned: 514,030
           (b) Percent of class: 3.8%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 514,030
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 514,030

      G. Granum Capital Management, L.L.C.
           (a) Amount beneficially owned: 122,323
           (b) Percent of class: 0.9%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 122,323
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 122,323

      H. Granite Capital Management L.P.
           (a) Amount beneficially owned: 122,844
           (b) Percent of class: 0.9%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 122,844
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 122,844

CUSIP No. 250557105                 13G                   Page 17 of 20 Pages


      I. Laurence Zuriff
           (a) Amount beneficially owned: 280,674
           (b) Percent of class: 2.1%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 280,674
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 280,674

      J. Lewis M. Eisenberg
           (a) Amount beneficially owned: 759,197
           (b) Percent of class: 5.6%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 759,197
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 759,197

      K. Walter F. Harrison, III
           (a) Amount beneficially owned: 759,197
           (b) Percent of class: 5.6%
           (c) (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 759,197
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 759,197

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Granite L.L.C., the general partner of Granite, Granite II, Granite Opportunity and Granite Opportunity II, and the investment manager to Granite Hedged Equity, has the power to direct the investment activities of Granite, Granite II, Granite Opportunity, Granite Opportunity II and Granite Hedged Equity, including decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock. Messrs. Eisenberg and Harrison are the managing members of Granite L.L.C., and in that capacity direct its operations.

     Mr. Zuriff, portfolio manager of Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore and Granite MAC, has the power to direct the investment activities of Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore and Granite MAC, including decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock.

     Granum Management, the investment adviser to Granum Value, has the power to direct the affairs of Granum Value, including decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock. Messrs. Eisenberg and Harrison are the managing members of Granum Management, and in that capacity direct its operations.

CUSIP No. 250557105                 13G                   Page 18 of 20 Pages

     Granite Capital Management, the investment adviser to Granite Opportunity Offshore and Granite MAC, has the power to direct the investment activities of each of Granite Opportunity Offshore and Granite MAC, including decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock. Messrs. Eisenberg and Harrison control Granite Capital Management, and in that capacity direct its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Please see Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.


                                   SIGNATURES

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  April 11, 2005

                               GRANITE CAPITAL, L.P.
                               By:  Granite Capital, L.L.C.,
                                    General Partner

                               By:  /s/ Lewis M. Eisenberg
                                    ------------------------
                                    Lewis M. Eisenberg
                                    Member


                               GRANITE CAPITAL II, L.P.
                               By:  Granite Capital, L.L.C.,
                                    General Partner

                               By:  /s/ Lewis M. Eisenberg
                                    ------------------------
                                    Lewis M. Eisenberg
                                    Member

CUSIP No. 250557105                 13G                   Page 19 of 20 Pages



                               GRANITE CAPITAL OPPORTUNITY FUND, L.P.
                               By:  Granite Capital, L.L.C.,
                                    General Partner

                               By:  /s/ Lewis M. Eisenberg
                                    ------------------------
                                    Lewis M. Eisenberg
                                    Member


                               GRANITE CAPITAL OPPORTUNITY FUND II, L.P.
                               By:  Granite Capital, L.L.C.,
                                    General Partner

                               By:  /s/ Lewis M. Eisenberg
                                    ------------------------
                                    Lewis M. Eisenberg
                                    Member


                               GRANUM VALUE FUND
                               By:  Granum Capital Management, L.L.C.,
                                    Investment Adviser

                               By:  /s/ Lewis M. Eisenberg
                                    ------------------------
                                    Lewis M. Eisenberg
                                    Member


                               GRANITE CAPITAL, L.L.C.

                               By:  /s/ Lewis M. Eisenberg
                                    ------------------------
                                    Lewis M. Eisenberg
                                    Member


                               GRANUM CAPITAL MANAGEMENT, L.L.C.

                               By:  /s/ Lewis M. Eisenberg
                                    ------------------------
                                    Lewis M. Eisenberg
                                    Member


                               GRANITE CAPITAL MANAGEMENT L.P.
                               BY:  Granite Capital International Group,
                                    L.L.C.,
                                    General Partner

                               By:  /s/ Lewis M. Eisenberg
                                    ------------------------
                                    Lewis M. Eisenberg
                                    Member


                               LAURENCE ZURIFF

                               /s/ Laurence Zuriff

CUSIP No. 250557105                 13G                   Page 20 of 20 Pages



                               LEWIS M. EISENBERG

                               /s/ Lewis M. Eisenberg
                               -----------------------------


                               WALTER F. HARRISON, III

                               /s/ Walter F. Harrison, III
                               -----------------------------